Exhibit 99.1

ReachLocal Announces Increase of Share Repurchase Program

(WOODLAND HILLS, CA) – December 13, 2012 - ReachLocal, Inc. (NASDAQ:RLOC), a leader in local online marketing solutions for small- and medium-sized businesses (SMBs), today announced that its Board of Directors has amended its previously announced share repurchase program to increase the total authorized repurchase amount by $6 million, to a total authorization of $26 million.

With this amendment, the remaining amount available for the repurchase of ReachLocal’s common stock under the repurchase program is approximately $10 million. Purchases will be made from time-to-time in open market or privately negotiated transactions as determined by ReachLocal’s management. The amount and timing of the share repurchases will depend on business and market conditions, stock price, trading restrictions, acquisition activity, and other factors. The repurchase program does not obligate ReachLocal to acquire any particular amount of common stock, and the repurchase program may be suspended or discontinued at any time at ReachLocal’s discretion.

About ReachLocal, Inc.

ReachLocal, Inc.’s (Nasdaq:RLOC) mission is to help small- and medium-sized businesses (SMBs) acquire, maintain and retain customers via the Internet. ReachLocal offers a comprehensive suite of online marketing solutionsincluding search engine marketing (ReachSearch™), Web presence (ReachCast™), display retargeting (ReachRetargeting™), display advertising  (ReachDisplay™), online marketing analytics (TotalTrack®) and assisted chat service (TotalLiveChat™), each targeted to the SMB market. ReachLocal delivers this suite of services to SMBs through a combination of its proprietary technology platform and its direct, “feet-on-the-street” sales force of Internet Marketing Consultants and select third-party agencies and resellers.  ReachLocal is headquartered in Woodland Hills, CA, with offices throughout North America and in Australia, the United Kingdom, Germany, the Netherlands and Japan. Subscribe to ReachLocal’s free newsletter to receive news, tips, and other online marketing insights.

Investor Relations: Alex Wellins The Blueshirt Group (415) 217-5861 alex@blueshirtgroup.com	Media Contact: Jason Treu Vice President of Public Relations ReachLocal, Inc. (214) 294-0307 jason.treu@reachlocal.com